Exhibit 10.6

[NeoRx Letterhead]

January 30, 2006

Texas State Bank
P.O. Box 4797
McAllen, Texas  78502-4797
Attention:  Douglas G. Bready

Re:      Extension of Agreements Concerning Secured Indebtedness

Dear Mr. Bready:

Reference is hereby made to that certain letter agreement dated October 14, 2005 (the “Forbearance Agreement”) between Texas State Bank (the “Bank”), NeoRx Manufacturing Group, Inc., formerly NRX Acquisition Corporation (“NRX”), and NeoRx Corporation (“NeoRx”).  Capitalized terms not otherwise defined herein are used as defined in the Forbearance Agreement.

We hereby request an extension of the time periods set forth in the Forbearance Agreement on the following terms and conditions:

1.         Effective upon the Bank’s countersignature of this letter (the “Extension Letter”), the Bank may take the Cash Collateral, including all interest accrued thereon, and apply it to the outstanding balance of the Note.

2.         The Bank Agreements are hereby extended through and including June 5, 2006; provided that the fourth paragraph of the Bank Agreements, respecting release of the Cash Collateral, shall be of no further force and effect.  In addition, NeoRx hereby agrees that the maturity date of the $6,000,000.00 promissory note that is the subject of Forebearance Agreement is changed from “April 17, 2009,” to “June 5, 2006.”

3.         Except as specifically set forth herein, the Forbearance Agreement and all other the terms of the promissory note and the other Loan Documents shall remain in full force and effect.

Assuming this is acceptable to the Bank, please execute a counterpart of this Extension Letter where indicated below.  We much appreciate your courtesy and consideration in this matter.

Very truly yours,
NeoRx Corporation
s/Gerald McMahon
Gerald McMahon
President and CEO

NeoRx Manufacturing Group, Inc.

s/ Gerald McMahon
By Gerald McMahon
President and CEO

ACCEPTED AND AGREED:

Texas State Bank

s/ Douglas G. Bready
By Douglas G. Bready
President – McAllen